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                                                                   EXHIBIT 10.24

                        DEVELOPMENT AND LICENSE AGREEMENT


THIS DEVELOPMENT AND LICENSE AGREEMENT (known hereafter as "the Agreement") is by and between WINK COMMUNICATIONS, INC., a California corporation ("WINK"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and TAK INTERACTIVE S.A., a French corporation (known hereafter as "TAK"), whose address is 46 quai Alphonse Le Gallo, 921-00 Boulogne-Billancourt, France.

BACKGROUND

A. WINK has designed and developed an interactive television system of technology and related products, services, processes and materials which includes a proprietary software protocol for delivering interactive applications synchronized with or independent of television programs and advertisements.

B. TAK is involved in developing and operating services in the field of television interactivity and desires to exploit WINK's television interactivity technology within the European market, beginning in France and expanding into other designated European territories.

C. TAK's strategic business objective is to develop and exploit an interactive television system within Continental Europe and establish business and technical relationships with key partners in the domains of direct marketing, TV channels, system operators and media planners with a view to aggressively build a revenue stream derived from the delivery of such interactivity technology solutions and services. The countries comprising the territory of Continental Europe are detailed in Exhibit D.

D. TAK and WINK desire to work together to adapt and integrate the WINK television interactivity technology into a comprehensive interactive television system within Europe.

NOW THEREFORE, the parties agree as follows:

1.      DEFINITIONS

1.1 "Deliverables" shall mean each Licensed Product deliverable and related documentation identified in Exhibit A hereto, to be provided to TAK at the time of completion.

1.2 "Derivative Technology" shall mean the technology based upon the Licensed Products developed or created by WINK during the course of its performance of the product development, maintenance and support services for TAK, including:
(i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), porting, modification,


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correction, addition, extension, upgrade, improvement, compilation, abridgement or other form in which an existing work may be recast, transformed or adapted;
(ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.3 "Development Schedule" shall mean the schedule for completion of the WINK software product development activities set forth in Exhibit A hereto.

1.3A "Effective Date" shall mean the latest date at which both the Agreement is signed and Exhibits A through D are initialed by both TAK and WINK (and that the same shall form an essential basis of the parties' bargain), provided that if such Exhibits are not completely initialed by April 17, 1998, time being of the essence, either party shall have the option, in its discretion, to notify the other party that the Agreement is null and void and shall not become effective.

1.4 "Enabled Device" shall mean a television, videocassette recorder or set top box that includes a circuit module containing the WINK Engine.

1.5 "Enhanced Broadcasting" shall mean interactive applications integrated with video originated by a broadcaster, content provider, advertiser or cable programming network using a Licensed Product.

1.6 "Intellectual Property Rights" shall mean all current and future worldwide patents and other patent rights, copyrights, mask work rights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.

1.7 "Interactive Television System" shall mean the software, hardware, tools, and devices allowing TAK to operate and deliver interactive television services to customers, and which may include WINK's Licensed Products.

1.8 "Interactive Communicating Application Protocol" or "ICAP" shall mean the highly compact, platform-independent protocol for delivering applications over any transport mechanism which WINK has created as a proprietary standard for cross-platform applications which can be embedded in analog or digital broadcasts.

1.9 "Licensed Products" shall mean the (i) WINK Engine 1.5, WINK Studio 2.0, WINK Server Module Studio 1. 1, WINK Broadcast Server 2.0, WINK Ad Insertion Server Module 1.0, WINK Response Server 1.0, WINK Online Server 1.0, (ii) all Updates, Version Releases and Product Releases on all WINK software products listed above, and (iii) any Derivative Technology.

1.10 "Maintenance" shall mean WINK's delivery to TAK of Updates, Version Releases, and Product Releases.


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1.11 "Milestones" shall mean the development project milestones, completion dates and related payments specified on Exhibits A and B.

1.12 "Net Revenues" shall mean gross revenues collected, directly or indirectly, by TAK, for all TAK products and services, less the revenue sharing amounts paid to broadcasters and content providers. Revenue sharing is defined as a percentage of the fee collected by TAK from consumers for interactive transactions and services.

1.13 "Product Release" shall mean a major release of a Licensed Product which contains significant new features or functionality and/or major enhancements and is designated by a change in the digit or digits to the left of the decimal point in the version number.

1.14 "Revenue Sharing Arrangement" shall mean a written agreement between TAK and a television broadcasting company, advertisers or a content provider which obligates TAK to make revenue sharing payments to such broadcasters, advertisers or content providers on use fees collected by TAK, directly or indirectly, from consumers for interactive transactions and services.

1.15 "Specifications" shall mean the technical and other functional specifications for the Deliverables to be developed by the parties as described in Exhibit A.

1.16 "Submanufacturers" shall mean third party entities authorized by TAK to duplicate and integrate the WINK Engine into Enabled Devices.

1.17 "Support" shall mean remote, "secondary line" technical support from WINK to TAK via phone, fax or e-mail twenty four (24) hours a day, seven (7) days a week. "Secondary line" technical support refers to the fact that WINK shall field calls directly from TAK, and not from TAK's customers.

1.18 "TAK Hardware Reference Design" shall mean TAK's custom microchip-based hardware reference design which are designed to be integrated into Enabled Devices for the purpose of implementing TAK's service offering. The first version of the TAK Hardware Reference Design is described in the Specifications.

1.19 "Updates" shall mean updates containing error corrections or minor enhancements to the Licensed Products created by or for WINK and designated by a change in version number to the right of the decimal point. Updates do not include major enhancements to the Licensed Products designated by changes in the version number to the left of the decimal point.

1.20 "Version Release" shall mean a release of a new version of the Licensed Products which contains error corrections or minor new features or functionality (but not a Product Release) and is designated by a change in the digit or digits to the right of the decimal point in the version number.


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1.21 "WINK Ad Insertion Server Module" shall mean the object code version of
WINK's proprietary software product which enables the insertion of advertisements or applications into video.

1.22 "WINK Broadcast Server" shall mean the object code version of WINK's proprietary software product which schedules the addition of interactive broadcast enhancements through vertical blanking interval lines to specific television shows or commercials.

1.23 "WINK Engine" shall mean the (i) object code format version of WINK Engine
1.5 which decodes ICAP applications and displays the ICAP applications on a device, and (ii) any Updates, Version Releases and Product Releases of the WINK Engine, and (iii) other WINK-owned files that are provided with or for the WINK Engine, and (iv) any Derivative Technology performed by WINK to customize and adapt the WINK Engine for the TAK Hardware Reference Design and/or other designs.

1.24 "WINK Online Server" shall mean the object code version of WINK's proprietary software product that enables real-time two-way connections via modem.

1.25 "WINK Response Server" shall mean the object code version of WINK's proprietary software product that provides a mechanism to collect user responses in a non-real time network.

1.26 "WINK Server Module Studio shall mean the object code version of WINK's proprietary software product that authors server modules in ICAP applications utilizing a user interface.

1.27 "WINK Studio" shall mean the object code version of WINK's proprietary software design tool which enables television show producers, advertisers and third party developers to create interactive television overlays and applications.

2.      TERM

2.1 This Agreement shall commence on the Effective Date, and shall continue in effect for a period of ten (10) years ("Initial Term").

2.2 Not later than twenty-four (24) months prior to the expiration of the Initial Term, TAK shall notify WINK in writing of TAK's intention whether to extend the Agreement for an additional five (5) year term (the "Extension Term"). Not later than six (6) months following WINK's receipt of TAK's notification, WINK shall notify TAK in writing as to whether WINK elects to accept such extension request.

        2.2.1 In the event that WINK agrees to such extension request, the license grants set forth in Sections 3.1 and 3.2 shall be so extended provided that WINK shall have the right to adjust the prices for the first new Version Release or Product Release of the Licensed Products delivered after such extension date at WINK's then current "most


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                favored nation" prices. WINK acknowledges that TAK shall be entitled at TAK's sole option to continue employing the then current version of the Licensed Products at the pricing rates set forth in Sections 7 and 8. Prior to the expiration of such Extension Term, the notification provisions of Section 2.2 shall again apply.

        2.2.2 In the event that WINK does not accept TAK's extension request, TAK shall be entitled to unilaterally extend the Agreement for the Extension Term. In such event, the license grants set forth in Sections 3.1 and 3.2 shall be so extended, except as follows:(i) such licenses shall not be exclusive, and (ii) in lieu of the royalty fees set forth in Section 7.3, TAK shall pay WINK [ * ] of all TAK net revenues derived solely from the exploitation of previously installed copies of the WINK Engine.

3.      LICENSE GRANTS

3.1 Subject to the terms and conditions of this Agreement, WINK grants to TAK for the Initial Term, an exclusive, nontransferable right and license, limited to the territory of "Continental Europe", as defined in Exhibit D, under all of WINK's Intellectual Property Rights in and to the Licensed Products, to use and deploy the Licensed Products as part of an Interactive Television System business in Continental Europe as follows: (a) use and reproduce the WINK Engine solely for the purpose of copying such product to be integrated into Enabled Devices, including the right to sublicense Submanufacturers to perform such integration services; (b) sublicense the WINK Engine to device manufacturers for the purpose of manufacturing and distributing Enabled Devices to be sold and used in Continental Europe; and (c) sublicense the Licensed Products to application providers and/or service providers to develop, operate, sell and transmit applications for use as part of an Interactive Television System in Europe. The protective provisions and form of any sublicense granted by TAK hereunder shall be substantially consistent with the applicable protective provisions of this Agreement (provided WINK acknowledges that the TAK sublicense agreements may be governed by other international elements and usages specific to TAK and its licensees, included but not limited to choice of law provisions). TAK will inform WINK of the name of any sublicensee.

3.2 Subject to the terms and conditions of this Agreement, WINK grants to TAK for the Initial Term. a nonexclusive, nontransferable right and license to the territory of the United Kingdom, under all of WINK's Intellectual Property Rights in and to the Licensed Products, to use and deploy the Licensed Products as part of an Interactive Television System business in the United Kingdom as follows: (a) use and reproduce the WINK Engine solely for the purpose of copying such product to be integrated into Enabled Devices, including the right to sublicense Submanufacturers to perform such integration services; (b) sublicense the WINK Engine to device manufacturers for the purpose of manufacturing and distributing Enabled


--------
        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        Devices to be sold and used in the United Kingdom; and (c) sublicense the Licensed Products to application providers and/or service providers to develop, operate, sell and transmit applications for use as part of an Interactive Television System in the United Kingdom. The protective provisions and form of any sublicense granted by TAK hereunder shall be substantially consistent with the applicable protective provisions of this Agreement (provided WINK acknowledges that the TAK sublicense agreements may be governed by other international elements and usages specific to TAK and its licensees), included but not limited to choice of law provisions. TAK will inform WINK of the name of any sublicensee.

3.3 TAK shall use its reasonable best efforts to fully exploit the foregoing license rights in all of the designated territories listed in Exhibit D.

4.      EXCLUSIVITY AND NONCOMPETE

4.1 Provided that WINK meets all the deliverable dates as set forth in Exhibit A, and related acceptance tests, if TAK has not (i) launched the Interactive Television System service to customers in France on or before June 30, 1999, or (ii) has not launched the Interactive Television System service to customers in two (2) additional countries on or before December 31, 2001, or (iii) TAK sublicensees have not shipped a combined cumulative total of not less than one million (1,000,000) Enabled Devices incorporating the WINK Engine by December 31, 2001, then WINK shall be entitled to notify TAK no later than March 31, 2002 of its intention to convert the foregoing Section 3.1 exclusive license grant and appointment to a nonexclusive basis for those countries set forth in Exhibit D, provided that TAK shall have a sixty
        (60) day period following such notification to establish that the applicable performance milestone has actually been met. Thereafter, WINK shall promptly provide a final written notice of its intention to convert to nonexclusive status following its review of the TAK response. In the event of such conversion, WINK will not be entitled to the [ * ] fee on Net Revenues as provided in Section 7.3 from the effective date of such conversion.

4.2 Further, for each of the countries listed in Exhibit D, if by June 30, 2002, TAK interactive applications are not transmitted to Enabled Devices by at least one major television network in each such country, WINK shall be entitled to notify TAK no later than September 30, 2002 of its intention to convert the foregoing Section 3.1 to a nonexclusive license grant and appointment, provided that TAK shall have a sixty (60) day period following such notification to establish that this performance milestone has actually been met in a particular country. Thereafter, WINK shall promptly provide a final written notice of its intention to convert to nonexclusive status such countries, if any, in which the performance requirement has not been met.

4.3 If WINK is late in meeting the deliverable dates as set forth in Exhibit A with Deliverables which comply with the acceptance tests set forth in
        Section 6. 1 0, then TAK's obligations to meet its performance milestones under Section 4.1 and 4.2 shall be postponed by the same period of time.


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4.4     TAK understands and acknowledges that WINK will disclose valuable WINK
        Confidential Information such as business plans, Specifications, Licensed Product design concepts and other information related to the Licensed Products during the course of performance of this Agreement. In consideration of the WINK disclosures, TAK agrees that during the period commencing with the Effective Date of this Agreement and for a period of three (3) years thereafter, TAK will not use or have used any other interactive television system technology using Teletext transport protocol.

5.      PROPERTY RIGHTS

5.1 Prior to, on and after the Effective Date, WINK owns and shall own (a) all right, title and interest in and to the Licensed Products and Derivative Technology developed by WINK, (b) all Intellectual Property Rights relating to the design, manufacture, marketing, operation or service of the Licensed Products and Derivative Technology developed by WINK, and (c) all files, code, or technology developed by WINK that is related to Licensed Products and Derivative Technology (collectively, the "WINK Property"). No transfer of ownership to the Licensed Products and Derivative Technology, intellectual property rights, files, code or technology has occurred or shall occur as a consequence of this Agreement. In consideration of TAK specifying and financing Derivative Technology development through NRE Fees, WINK shall pay TAK [ * ] of the NRE Fees as allocated to a particular Licensed Product in Exhibit B (i.e., Wink Engine, Wink Broadcast Server, Wink Studio) for any third party which licenses a portion of the Derivative Technology in connection with such Licensed Product. Such royalty payments shall be subject to the respective reporting and audit provisions set forth in Sections 7.1 and 7.4. WINK will inform TAK of the identity of any such third party, provided that WINK's obligations to pay TAK a percentage of the NRE Fees shall terminate at the point when the payments made equal the amount of NRE Fees paid by TAK to WINK. All payments due under this
        Section 5.1 shall be made within thirty (30) days following the date of WINK's invoice.

5.2 TAK shall have the right to develop its own online server based on the WINK data, application format and WINK protocol (ICAP) with no WINK license fees. In such case, TAK shall have the ownership of this developed online server and shall own all right, title and interest to this online server.

5.3 TAK owns and shall own all title and interest in and to its own developments including, but not limited to, its own embedded software interfacing to the WINK Engine software based on the WINK data and application format and WINK protocol.

6.      DEVELOPMENT, DELIVERY AND ACCEPTANCE

6.1 A list of Milestones that will be performed by both WINK and TAK is provided in Exhibit A. The parties may agree on additional Development Activities by amending Exhibit A hereto.


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6.2     In consideration of the initial non recurring engineering fees ("NRE
        Fees") to be paid by TAK to WINK under this Agreement, WINK agrees to create customized software for the WINK Engine, WINK Studio, WINK Broadcast Server, WINK Server Module Studio, WINK Response Server/Online Server as per the Specifications. An anticipated list of tasks to be done by WINK is listed as Exhibit B. Any engineering work to be done by WINK that is outside the scope of the work listed in Exhibit B shall incur additional NRE Fees, as agreed to in advance in writing by both WINK and TAK. In connection therewith, TAK shall (i) assist WINK in producing the Specifications and (ii) provide other necessary materials and information, as mutually agreed by the parties in the Specifications or otherwise. In consideration for the engineering development provided under Article 6, TAK shall pay WINK initial NRE Fees as detailed in Exhibit B according to the development confirmed by TAK and WINK.

6.3 The scope of work to be performed by WINK and the Development Schedule with a list of Milestones and Deliverables is set forth on Exhibit A.

6.4 A list of documentation to be delivered by TAK to WINK, and WINK to TAK, appears as Exhibit C.

6.5 WINK and TAK shall use commercially reasonable efforts to complete each Milestone in accordance with the Development Schedule. Upon completion of each Milestone, WINK shall deliver to TAK all applicable Deliverables for evaluation by TAK. In the event TAK is late in the performance of its obligations with respect to each Milestone and such delay affects WINK's obligations hereunder, WINK's performance of such affected obligations shall be delayed by the same time period. Similarly, in the event that WINK is late in the performance of its obligations with respect to each Milestone and such delay affects TAK's obligations hereunder, TAK's performance of such affected obligations shall be delayed by the same time period.

6.6 WINK warrants to TAK that the Licensed Products as customized for TAK shall function in conformance with the Specifications. WINK agrees to promptly cure any nonconformity and shall provide TAK with ongoing corrections of any errors and "bugs" found by TAK in the Licensed Products at no charge to TAK during the term of this Agreement. EXCEPT AS SET FORTH IN THIS SECTION 6.6 AND SECTION 14, WINK MAKES NO PERFORMANCE WARRANTIES ON BEHALF OF THE LICENSED SOFTWARE AND HEREBY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR PURPOSE.

6.7 In order to facilitate WINK's performance of the development and support activities contemplated herein, TAK shall, at its own expense, provide WINK with all of the hardware, software and equipment as specified in Exhibit A (the "Equipment") which is reasonably necessary to functionally replicate the Interactive Television System. TAK shall retain ownership of all such Equipment. WINK shall clearly label the Equipment as the property of


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        TAK and shall not permit any creditor liens to attach to the Equipment.
        WINK shall return all such Equipment to TAK in good working order (reasonable wear and tear excepted) promptly upon request by TAK or on the expiration or termination of this Agreement, whichever is sooner, except to the extent necessary for WINK to complete its development and support obligations to TAK.

6.8 WINK agrees to perform future software customization of its Licensed Products for countries listed in Exhibit D, and/or future software customization of the WINK Engine to devices, platforms or future versions of the TAK Hardware Reference Design as reasonably agreed to in advance in writing by the parties, and WINK shall provide a quotation to TAK for engineering/management development at the usual WINK consulting rate in effect at the time of the quotation.

6.9 TAK shall have the right to develop its own embedded software interfacing to WINK Engine software based on the WINK data and application format and WINK protocol (ICAP).

6.10 TAK shall conduct acceptance tests of Deliverables following the delivery for a period not longer than sixty (60) days. The acceptance will be agreed between both TAK and WINK by signature of an acceptance report. If, during the acceptance period, TAK finds that one or many Deliverable(s) do not meet the Specifications, TAK may at its sole discretion, notify WINK that the Deliverables do not meet the Specifications, and return the Deliverables to WINK. Upon such notification by TAK of WINK's failure to meet Specifications, WINK shall have sixty (60) days to remedy such shortcomings in the Deliverables to meet the Specifications. WINK shall resubmit the Deliverables to TAK for acceptance. If after the sixty (60) day remedy period, TAK rejects the Deliverables because they still fail to meet the Specifications, then TAK may grant WINK (i) a further period to deliver conforming Deliverables, or (ii) terminate this Agreement pursuant to Section 17.2 and in addition to any other remedies which it may have, require a refund from WINK of all moneys received for the concerned Deliverables.

6.11 In the event that the development or delivery of a Deliverable, or the initiation or satisfactory completion of an acceptance test is delayed, the party or parties responsible for such delay will assign a first priority (including the dedication of additional staff and resources as appropriate) and keep the other party timely informed in writing of such efforts and resulting progress.

6.12 WINK shall authorize TAK to dispatch TAK's engineers into WINK's Alameda office to support WINK in developing the Deliverables and to coordinate the TAK and WINK efforts, provided that such support efforts shall in no way relieve WINK of any of its obligations or responsibilities under this Agreement.

6.13 Should WINK decide to cease developing new Version Releases or Product Releases, WINK shall notify TAK in writing of such intention no later than one year following such decision.


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7.      WINK ENGINE ROYALTY FEES

7.1 In consideration for the rights and licenses granted to it in this Agreement, TAK will pay WINK a royalty of US [ * ] for each Enabled Device when first connected to the Interactive Television System. TAK payments to WINK will be made within thirty (30) days of the end of each calendar quarter. Such payments shall be accompanied by a written report which indicates the number of Enabled Devices first connected to the Interactive Television System each month.

7.2 TAK guarantees a minimum cumulative royalty payment to WINK of U.S.[ * ] by the end of calendar year 1999, a minimum cumulative payment of U.S.
        [ * ] by the end of calendar year 2000, and a minimum of U.S.[ * ] by the end of calendar year 2001. Minimum cumulative royalty payments are based on the first Enabled Device being shipped in September, 1998; if product launch is delayed by either party, the minimum cumulative payment schedule shall be delayed by the same period of time, The failure to reach the number of Enabled Devices connected representing these cumulative amounts is not a material breach of the Agreement as set forth in Article 2.2 hereabove. TAK shall pay the guaranteed minimum royalty payments to WINK within thirty (30) days following WINK's notice to TAK of failure to meet the minimum cumulative royalty payment.

7.3 In addition to paying WINK the royalty of US [ * ] for each Enabled Device when first connected to the Interactive Television System, TAK will pay WINK a fee of [ * ] during the term of this Agreement and any extension thereof. TAK payments to WINK will be made within thirty (30) days of the end of each calendar quarter, and are to be accompanied by a quarterly financial report calculating TAK's Net Revenues.

7.4 TAK agrees to allow WINK through use of a mutually agreed ("Big Six") auditor, and bound to a confidentiality agreement to audit and examine using reasonable professional diligence, TAK's books, records and accounts no more than twice during each calendar year, upon reasonable notice during TAK's normal business hours, in order to verify the accuracy of the reports and payments made to WINK under this Section 7. In the event such audit determines that TAK has not paid WINK the entire amount of royalty payments or [ * ], WINK shall provide TAK with the audit report and notify TAK of the requested shortfall. If TAK and WINK fail to find an agreement on the requested underpayment within thirty
        (30) days after WINK's notification, a new audit will be done by an independent third party auditor agreed upon by both WINK and TAK. In the event this second audit confirms underpayment, TAK agrees to pay, in addition to any damages to which WINK might be entitled, the amount of such shortfall. The cost of such audit shall be borne by WINK, provided that if any such audit reveals an underpayment to WINK of at least five percent (5%), TAK shall reimburse to WINK its costs of such audit.

8.      LICENSED PRODUCT PRICING (OTHER THAN WINK ENGINE).


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8.1     WINK Studio 2.0 license including Updates, Version Releases and Product
        Releases, shall be purchased by TAK at a cost of U.S.[ * ] per workstation. TAK shall pay [ * ] of the cost of WINK Studio for unlimited Support, up to 100 WINK Studio packages. (Support-related travel expenses are additional and billed to TAK at cost). After the purchase of 100 WINK Studios , WINK and TAK agree to renegotiate the costs for unlimited Support.

8.2 WINK Server Module Studio 1.1 license including Updates, Version Releases and Product Releases, shall be purchased by TAK at a cost of U.S.[ * ] per workstation. TAK shall pay [ * ] of the cost of each WINK Server Module Studio copy for unlimited Support, up to 100 WINK Server Module Studio packages. (Support-related travel expenses are additional and billed to TAK at cost). After the purchase of 100 WINK Server Module Studios, WINK and TAK agree to renegotiate the costs for unlimited Support.

8.3 WINK Broadcast Server 2.0 license including Updates, Version Releases and Product Releases, shall be purchased by TAK at a cost of U.S.[ * ] per year per country, including unlimited Support. (Support-related travel expenses are additional and billed to TAK at cost). Through the purchase of the license, TAK shall be granted the right to copy and install the WINK Broadcast Server software onto (i) an unlimited number of broadcaster hardware servers having business agreements with TAK, and
        (ii) a limited number of servers used by TAK and Enabled Device manufacturers solely for the purpose of demonstrating or testing their Enabled Devices. The WINK Broadcast Server license fee shall be paid upfront in the fourth quarter of each year for the next year's use of the license. The license fee for the WINK Broadcast Server shall increase (but not decrease) by the U.S. Consumer Price Index (CPI) annually.

8.4 WINK Ad Insertion Server Module 1.0 license including Updates, Version Releases and Product Releases, shall be purchased by TAK at a cost of U.S.[ * ] per year per country, including unlimited Support. (Support-related travel expenses are additional and billed to TAK at cost). Through the purchase of the license, TAK shall be granted the right to copy and install the WINK Ad Insertion Server Module software onto (i) an unlimited number of broadcaster hardware servers having business agreements with TAK, and (ii) a limited number of servers used by TAK and Enabled Device manufacturers solely for the purpose of demonstrating or testing their Enabled Devices. The WINK Ad Insertion Server Module license fee shall be paid upfront in the fourth quarter of each year for the next year's use of the license. The license fee for the WINK Ad Insertion Server Module shall increase (but not decrease) by the U.S. Consumer Price Index (CPI) annually.

8.5 WINK Response Server/Online Server 1.0 license including Updates, Version Releases and Product Releases, can be purchased by TAK at a cost of U.S.[ * ] per year per country, including unlimited Support. (Support-related travel expenses are additional and billed to TAK at cost). Through the purchase of the license, TAK shall be granted the right to copy and install the WINK Response Server/Online Server software onto (i) an unlimited number of broadcaster hardware servers having business agreements with TAK, and (ii) a limited number of servers used by TAK and Enabled Device manufacturers solely for the purpose of demonstrating or testing the WINK Response Server/Online Server software. The WINK Response Server/Online Server license fee shall be paid upfront in the fourth quarter of each year for the next year's use of the license. The license fee for the WINK Response Server/Online Server shall increase (but not decrease) by the U.S. Consumer Price Index (CPI) annually. TAK reserves the right to develop its own online server based on the WINK data, application format and WINK protocol (ICAP) with no WINK annual license fees. Should WINK and TAK co-develop the online server, then the annual WINK license fees will be determined at that time. Should TAK develop its own online server, WINK shall have no service, integration or maintenance responsibilities.

8.6 All payments due under this Section 8 shall made within thirty (30) days following the date of WINK's invoice.

9.      PROMOTION AND RESEARCH

9.1 WINK and TAK shall participate in public relations programs, starting with an initial press release of the relationship between the two companies at a mutually agreed upon date after the execution of this Agreement. WINK shall provide TAK with an initial draft of the press release. Content of that announcement shall be mutually agreed upon in writing by the parties. No public announcement will be made without the prior written approval of the parties.

9.2 WINK may desire to, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with TAK's Interactive Television System. To the extent that such research is not governed by confidential agreements with third parties, TAK agrees to communicate at no cost to WINK any research regarding the deployment, launch, and usage of TAK's Interactive Television System by customers and provide WINK with reasonable assistance in conducting research with respect to Interactive Television System customers. If WINK decides to initiate any market research, then WINK shall pay for the cost of that research, and communicate the research results to TAK at no cost.

10.     NOTICES

10.1 All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to WINK COMMUNICATIONS, INC. at 1001 Marina Village Parkway, Alameda, CA 94501 and if to TAK INTERACTIVE S.A. at 46 quai A. Le Gallo, 92648 Boulogne, Cedex France, attention President Directeur General. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

11.     TRADEMARKS

11.1 TAK acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by WINK are the sole and exclusive property of WINK, and no rights or ownership are intended to be or shall be transferred to TAK.

11.2 WINK acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by TAK are the sole and exclusive property of TAK, and no rights or ownership are intended to be or shall be transferred to WINK.

11.3 TAK shall not be obligated to use any WINK names, logos, marks, or designations (provided all copies of the Licensed Products shall include all WINK copyright notices contained in the original masters of the Licensed Products provided by WINK to TAK).

11.4 WINK shall provide the Licensed Products with no WINK names, logos, marks, or designations included in or on the Licensed Products unless expressly instructed by TAK in writing (provided that WINK shall not be required to modify any preexisting code of the Licensed Products and Wink hereby grants TAK a royalty-free license to use such "embedded marks" pursuant to the provisions of Section 3.1 of this Agreement).

12.     REPRESENTATIONS

12.1 WINK represents to TAK that (i) WINK is a corporation duly organized and validly existing under the laws of the State of California; (ii) WINK has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) WINK is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

12.2 TAK represents to WINK that (i) TAK is a corporation duly organized and validly existing under the laws of France; (ii) TAK has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; (iii) TAK is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

13.     CONFIDENTIALITY

13.1 During the term of this Agreement, and for a period of ten (10) years thereafter, each party will maintain in confidence all information which it receives from the other party marked as "confidential" ("Confidential Information"). Neither party will use, disclose or grant use of such Confidential Information disclosed to it by the other party except for TAK's sublicensees and subcontractors as expressly authorized by this Agreement. TAK shall require its sublicensees and subcontractors to keep confidential all WINK information that is marked "confidential". Each party will use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

13.2 The obligations of confidentiality contained in Section 13.1 will not apply to the extent that it can be established by a party by competent proof that such Confidential Information:

        (a) was already known to such party, other than under an obligation of confidentiality, at the time of disclosure;

        (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to such party

        (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of such party in breach of this Agreement;

        (d) was disclosed to such party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others;

        (e)     is authorized for release in writing by the disclosing party;

        (f) is developed by such party completely independently of any such received Confidential Information; or

        (g) is furnished pursuant to judicial order, a lawful requirement of governmental agency, or by operation of law, but then only to the extent so ordered. In such case, the receiving party shall use its best efforts to timely advise the disclosing party prior to disclosure.

14.     WARRANTY AND INDEMNITY

        INTELLECTUAL PROPERTY WARRANTY

14.1 WINK represents and warrants that to the best of its knowledge (a) as of the Effective Date, no action or proceeding alleging intellectual property infringement by the Licensed Products has been threatened or is proceeding against WINK, (b) it has the right to license the Intellectual Property Rights in and to the Licensed Products to TAK and
        (c) except to the extent that an infringement or violation is caused by TAK-provided information or the Licensed Product's interaction with TAK hardware or software, the Licensed Products to the best of WINK's knowledge do not infringe upon or violate any third party patent, copyright, trade secret, trademark or any other proprietary rights. TAK's exclusive remedy, and WINK's sole liability, for a breach by WINK of the warranties of subsections (a), (b) and (c) above shall be WINK's indemnity set forth in this Section 14.

14.2 WINK agrees to defend, or at its option to settle, any claim, suit, action or proceeding brought against TAK by a third party as a result of WINK's breach of its warranties under 14.1 (a), (b) and (c) above (an "Action"), and to pay any settlement or final judgment, attorney fees, damages, and related costs entered thereon against TAK, subject to the limitations set forth hereafter. WINK shall be relieved of its obligations hereunder unless TAK gives WINK (i) prompt written notice upon becoming aware of the existence of an Action, (ii) sole control over the defense or settlement of the Action and (iii) reasonable assistance in the defense or settlement thereof. Notwithstanding the hereabove payments by WINK to TAK, if it is determined by competent authority that the Licensed Products or any part thereof, or the sale, distribution or use thereof as permitted hereunder infringes any patent, copyright, trade secret or trademark of a third party or is enjoined, then WINK at its sole option and expense may (a) procure for TAK the right under such patent, copyright, trade secret or trademark to use, reproduce and distribute the Licensed Products or such part thereof or such trademark; (b) replace the Licensed Products or such part thereof or such trademark with other suitable software or trademark without material degradation in performance or functionality;
        (c) suitably modify the Licensed Products or such part thereof or such trademark to avoid infringement without material degradation in performance or functionality; or (d) if none of the foregoing are commercially reasonably feasible, terminate this Agreement.

14.3 The foregoing indemnity shall not apply to an infringement to the extent it arises out of (i) any modification of the Licensed Products by a party other than WINK or on WINK's behalf, (ii) any combination of the Licensed Products with hardware and/or software not supplied by WINK (except the hardware of the TAK), which infringement does not cover the Licensed Products standing alone, or (iii) failure to implement an Update where use of such Update would have avoided infringement of third party intellectual property rights, provided that WINK has explicitly mentioned to TAK when releasing such Update that it avoids said infringement or (iv) any trademarks, trade names or other brandings not supplied by WINK. As used in Subsection 14.3(i), "on WINK's behalf" shall mean that WINK has given its written authorization for TAK or a third party to perform such modifications.

14.4 THE FOREGOING PROVISIONS OF THIS SECTION 14 STATE THE ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY, IN ANY COMMUNICATION WITH WINK OR OTHERWISE) OF WINK AND THE EXCLUSIVE REMEDY OF TAK AND ITS SUBMANUFACTURERS AND SUBDISTRIBUTORS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE WINK ENGINE OR ANY PART THEREOF.

        DELIVERABLE(S) WARRANTY

14.5 During the term of this Agreement and in accordance with Section 6.6 hereabove, WINK warrants that following the signature by both TAK and WINK of the acceptance report set forth in Section 6.10, Deliverable(s) will perform in accordance with the Specifications and WINK warrants that Deliverables are free from defects and/or internal defects. During the term of this Agreement, WINK shall promptly correct any errors in the Deliverable(s) so that

        Deliverable(s) will perform in accordance with the Specifications. At TAK's request, WINK shall repair or replace at its discretion and without charges to TAK, all defective Deliverable(s).

15.     [THIS SECTION INTENTIONALLY LEFT BLANK]

16.     SOURCE CODE ESCROW

        16.1 Within six (6) months following the completion and acceptance of the Deliverables, WINK shall enter into a standard form of source code escrow agreement ("Escrow Agreement") with Data Securities International, Inc. ("Escrow Agent"). Such Escrow Agreement shall provide for WINK's delivery and deposit from time to time (including Product Releases, Version Releases and Updates) with the Escrow Agent of source code and proprietary materials in both electronic (e.g., CD-ROM or diskette) and documented paper format for each piece of software ("Escrow Materials") related to the Licensed Products and WINK shall make such deposits. Until a condition of release ("Release Condition") occurs as defined herein and the notice conditions of the Escrow Agreement have been met, the Escrow Agent shall not deliver the Escrow Materials to TAK. The fees and costs charged by the Escrow Agent to establish and maintain the Escrow Agreement shall be paid by WINK (provided that 50% of such amount shall be reimbursed to WINK by TAK) Any of the following events shall be deemed to be Release Conditions:

                (i) WINK defaults on its obligation to cure a major bug, such bug being of a nature to significantly affect TAK's business and such default is not cured within forty-five
                        (45) days after written notice by TAK; or

                (ii) WINK fails to deliver a major enhancement to the WINK Engine in any four (4) year period following the date of the last Product Release and such failure to provide such enhancement is not cured within sixty (60) days after written notice by TAK; or

                (iii) Having notified TAK of its decision pursuant to the provisions of Section 6.13, WINK fails to commit to promptly develop (at WINK's normal consulting rates) any new Version Release or Product Release requested by TAK and such failure to provide such enhancement is not cured within sixty (60) days after written notice by TAK; or

                (iv) WINK fails to provide Support as set forth in this Agreement and such default is not cured within sixty
                        (60) days after written notice by TAK, or

                (v) WINK files or there is filed against it any petition in bankruptcy which petition has not been dismissed within 60 days of its filing, provided however, that no Release Condition shall occur in the event the WINK is a "debtor-in-possession" under a Chapter 11 proceeding [and no Release Condition has otherwise occurred under
                        Section 16(i), (ii), (iii) or (iv) above].

17.     TERMINATION AND EXPIRATION

17.1    Termination For Cause.

        17.1.1 Notwithstanding any other provision herein, WINK will have the right to terminate this Agreement or all or any licenses granted herein if TAK fails to comply with any of its material obligations under this Agreement. Should WINK elect to exercise this right to terminate for such nonperformance, it must be done in writing specifically setting forth those items of such nonperformance. TAK will then have sixty (60) days from receipt of notification to remedy the items of such nonperformance. WINK's termination of this Agreement shall be without prejudice to any other remedies WINK may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if TAK has not made payment of the fees or charges due hereunder and such nonpayment continues after sixty (60) days prior written notice by WINK, then WINK may terminate this Agreement or any license granted herein.

        17.1.2 Notwithstanding any other provision herein, TAK will have the right to terminate this Agreement or all or any licenses granted herein if WINK fails to comply with any of its material obligations under this Agreement. Should TAK elect to exercise this right to terminate for such nonperformance, it must be done in writing specifically setting forth those items of such nonperformance. WINK will then have sixty (60) days from receipt of notification to remedy the items of such nonperformance. TAK's termination of this Agreement or such taking of possession shall be without prejudice to any other remedies TAK may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if WINK has not made payment of the fees or charges due hereunder and such nonpayment continues after sixty (60) days prior written notice by TAK, then TAK may terminate this Agreement.

        17.1.3 Upon the termination of this Agreement for any uncured material breach as set forth in Section 17. 1, all rights of TAK to use the Licensed Products will cease and TAK will immediately (i) cease licensing of WINK Licensed Products to Submanufacturers of Enabled Device and agree to use best efforts to have Submanufacturers sell remaining inventory of Enabled Device within twelve (12) months from the date of termination of this contract (ii) purge all copies of Licensed Products from all computer processors or storage media on which TAK has installed and use its best efforts to cause others which have installed such Licensed Products to purge such copies, and (iii) when requested by WINK, certify to WINK in writing, signed by an officer of TAK, that all copies of the Licensed Products have been returned to WINK or destroyed and that no copy of any Licensed Products remains in TAK's possession or under its control.

17.2    Termination Without Cause/Expiration

        Upon termination or expiration of this Agreement (or any extension thereof) for any reason other than a termination for uncured material breach pursuant to Section 17.1, TAK shall be entitled to continue exercising the license grants set forth in Sections 3.1 and 3.2, except as follows:(i) such licenses shall not be exclusive, (ii) shall not include the right to integrate the WINK Engine or to sublicense additional copies of the Licensed Products, (iii) with respect to the use of installed applications of the Licensed Products (other than the WINK Engine) such license grant shall terminate seven (7) years following the date of such termination or expiration, and (iv) in lieu of the royalty fees set forth in Section 7.3, TAK shall pay WINK 1.5 % of all TAK net revenues derived solely from the exploitation of previously installed copies of the WINK Engine for a period of seven (7) years following such termination or expiration date. In addition, TAK will continue to provide Support as follows: (a) no fee shall be charged by WINK provided that the royalty fees paid to WINK under this Section
        17.2 equal at least $100,000 per calendar quarter, or (b) otherwise, WINK shall provide ten (10) hours per month on a no fee basis provided that any additional Support over and above the ten (10) hour quota shall be charged at WINK's standard per diem or hourly rate as applicable.

18.     GENERAL

18.1 In the event any dispute arises between the parties concerning the making, negotiating, interpretation or enforcement of this Agreement, either party as its exclusive dispute resolution remedy shall initiate arbitration (the "Arbitration") of the dispute by the filing of an application for resolution by a mutually agreed single arbitrator appointed by and in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") in force at the time the arbitration proceeding is initiated. The exclusive venue for the conduct of the Arbitration shall be Geneva, Switzerland and the language of the Arbitration shall be English. The arbitrator shall apply the law of the State of New York, U.S.A. as the law governing the interpretation and enforcement of this Agreement. The award of the arbitrator shall be entered as a final, binding judgment in any Court having jurisdiction thereof. The arbitrator shall have the right to award injunctive or other equitable relief, including specific performance but may not award punitive damages. All costs and expenses of the arbitrator and the ICC shall be borne equally by the parties. Each party shall be responsible for its own attorney fees and related costs in the Arbitration.

18.2 TAK understands that WINK is subject to regulation by agencies of the U.S. government which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of WINK including without limitation obligations to provide products, technology, documentation, or technical assistance, will be subject in all respects to such United States laws and regulations that will from time to time govern the license and delivery of technology and products abroad or to foreign nationals by persons subject to the jurisdiction of the United States. WINK agrees to provide TAK with timely notification in reasonable detail of the significant provisions of such export and reexport restrictions. TAK warrants that it will comply in all respects with the export and reexport restrictions set forth in any export licenses obtained by the WINK or TAK (if necessary).


18.3 This Agreement and any rights or obligations of TAK or WINK hereunder shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign its rights and obligations hereunder to any entity (i) which controls, is controlled by or is under common control with such party or (ii) which acquires all or substantially all of the assets or business of such party to which this Agreement pertains, provided in both cases that such entity shall assume in writing or by operation of law such party's obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

18.4 The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

18.5 In exercising its rights under this Agreement, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

18.6 This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, proposals and representations by the parties.

18.7 LIMITATION OF LIABILITY: (i) EXCEPT WITH RESPECT TO A BREACH OF SECTION 13, IN NO EVENT SHALL WINK'S LIABILITY TO TAK EXCEED THE TOTAL AGGREGATE AMOUNT (EXCLUDING NRE FEES) PAID BY TAK UNDER THIS AGREEMENT AND (ii) EXCEPT WITH RESPECT TO A BREACH OF SECTIONS 3,4.2 OR 13, IN NO EVENT SHALL TAK BE LIABLE TO WINK IN THE AGGREGATE FOR ANY AMOUNT IN EXCESS OF THE ROYALTIES PAID BY TAK HEREUNDER AND (iii) EXCEPT FOR A BREACH OF SECTIONS 3,4.2 OR 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, LOSS OF DATA OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

18.8 The provisions of this Agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of the Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

18.9 WINK and TAK acknowledge and agree that WINK's entering into this Agreement and the amount of TAK's royalty hereunder have been done or set in reliance upon the limitations of liabilities and disclaimers of warranty set forth in this Agreement, and that the same form an essential basis of the parties' bargain.

18.10 Any waiver of any kind by either party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing, and shall not operate or be construed as a waiver of any subsequent breach. Either party's delay or omission, if any, in exercising any right, power, or remedy pursuant to a breach or default by the other, shall not impair any other right, power, or remedy which the non-defaulting party may have.

18.11 In the event that a party is prevented from performing its obligations hereunder due to any force majeure, including but not limited to, disasters, fire, civil commotion, strikes, governmental regulations or other occurrences beyond its reasonable control and without its fault or negligence, the provisions of this Agreement relative thereto shall be suspended, but only as long as and so far as the impediment is existing. In the case of any such suspension, such party shall endeavor and use all reasonable efforts to overcome the cause and effect of such suspension.

18.12 This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

18.13 The undersigned hereby warrant and represent that they are authorized to sign on behalf of and commit the parties.

18.14 The provisions of Sections 13, 14,17.2, 18.1 and 18.7, shall expressly survive the termination or expiration of this Agreement.

18.15 In the event of a conflict between a provision in a Section in the body of this Agreement and an Exhibit attached hereto, the provision in the Section of the body of the Agreement shall control.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                    TAK INTERACTIVE S.A.


By:     /s/ Paritosh K. Choksi               By:    /s/ Jacques Thibon
   -------------------------------              -------------------------------

Name:   Parish K. Choksi                     Name:  Jacques Thibon
     -----------------------------                -----------------------------

Title:  CFO                                  Title: CEO
      ----------------------------                 ----------------------------

Date:   April 4, 1998                        Date:  April 6, 1998
     -----------------------------                -----------------------------

                                    EXHIBIT D

                         TERRITORY OF CONTINENTAL EUROPE


For the purposes of this Agreement, the countries listed below comprise the territory of Continental Europe:

France
Spain
Portugal
Belgium
Luxembourg
Holland
Republic of Ireland
Germany
Italy
Denmark
Sweden
Finland
Norway
Iceland
Switzerland
Austria
Gibraltar
San Marino
Monaco
Liechtenstein
Andorra
Poland
Hungary
Czech Republic
Slovakia
Romania
Bulgaria
Yugoslavia
Slovenia
Croatia
Bosnia Herzegovina
Albania
Belarus
Esthonia
Latvia
Lithuania
Ukraine
Moldavia
Russian Federation
Greece
Turkey
Malta
Cyprus

                                    EXHIBIT A

                                STATEMENT OF WORK


1.      INTRODUCTION

The following sets forth the services that TAK and WINK agree to perform, respectively, and in accordance with the Agreement, and its associated Exhibits. This Statement of Work (SOW) shall remain effective until the Expiration Date of the Agreement and may be modified from time-to-time as mutually agreed in writing by TAK and WINK.

All functional and performance requirements for the TAK project are listed in this SOW, and are further described in the following documents :


-       "TAK MODULE - Hardware Requirement Specification," DO.02, 19-Mar-98, Ph.
        Baudry

-       "WINK Extensions Requirements Specification, TAK," A0.01, 16-Mar-98, L.
        Lesenne

- "Interactive (Analog) TV, System Specification Requirements," 18-Apr-97, A Maillard.

-       "TAK Module System Software Architecture," 12-Mar-98, N. Patry

-       "TAK Project HW & SW Needs," 11-Mar-98, Ph. Baudry

The functionality of WINK's products are described in the following documents:

-       "WINK Core Engine 1.5 Functional Specification, 2/27/98"

-       "WINK Studio User's Guide, WINK Studio 2.0, 2/6/98"

-       "Server Module Authoring with WINK SMStudio & SMEngine, V1.1, 1/5/98"

-       "WINK Automation Server Module Marketing Requirements Document V 1.0,
        2/24/98"

-       "WINK Broadcast Server User's Guide, 2/23/98"


                                  Exhibit A-1

2.      TAK MODULE

2.1     DEVELOPMENTS

2.1.1 TAK'S RESPONSIBILITIES

2.1.1.1 TAK shall specify, with the support of WINK, the software architecture of the TAK module and the API between TAK software and version 1.5 of the WINK Engine which includes the extensions as specified in Section 2.1.2.2.

2.1.1.2 For development, TAK shall provide 5 copies of the initial prototype of the TAK MODULE (Hardware), TAKHW1 (a.k.a. Lab1), that conforms to the specification "TAK MODULE Hardware requirement specification," as indicated in module development timeline as specified in Section 2.2 . The TAKHW1 boards will be updated with any newer cut of the Gen4 IC when possible and as appropriate, but no later than milestone MT6. Each TAKHWI will be delivered with a "Mezzanine board" and an "adapter" for development/integration that conforms to the document named "TAK project HW & SW needs".

2.1.1.3 For Quality Assurance, TAK shall provide 5 additional copies of the TAK MODULE (Hardware), version TAKHW1 equipped with the latest version of the Gen4 IC that conforms to the "TAK MODULE Hardware requirement specification," as indicated in module development timeline as specified in Section 2.2.

2.1.1.4 For final testing, TAK shall provide 5 additional copies of the final prototype of the TAK Module (Hardware), TAKHW2 (a.k.a. Lab2), that conforms to the "TAK Module Hardware requirement specification," as indicated in module development timeline as specified in Section 2.2.

2.1.1.5 "TAKHWI" and "TAKHW2" refer to the two versions that are currently planed for printed circuit board assembly for the TAK Module. "Gen4" refers to the integrated circuit which is being developed for the TAK Module. If there are additional versions of the TAK Module Hardware or the Gen4 chip that are needed by WINK to complete its development, integration or testing, TAK will either update WINK's hardware or provide additional hardware.

2.1.1.6 TAK will provide WINK with the equipment required for 4 Engineering development stations. This will include:

- 4 ISI PRISM development seats (PC/NT) with 2 floating ARM C compiler licenses

-       4 "Black Ice" In-circuit emulators with their power supply

-       4 50Hz TV sets

- 2 Norpak TES3 DIUs (1 DIU that supports 3 datapipes and I DIU that supports 2 datapipes)

-       1 50Hz Laser Disk Player

- 1 50Hz RF Modulator (Assuming that the TV Sets can receive baseband video. If not, additional modulators will be required)

-       4 power converters


                                  Exhibit A-2

-       4 Lab power supplies (e.g. METRIX AX323)

2.1.1.7 TAK will provide WINK with the equipment required for 4 QA (Quality Assurance) test stations. This will include:

-       4 50Hz TV sets

-       1 Norpak TES3 DIUs that supports l datapipe

-       1 50Hz Laser Disk Player

All of the above equipment shall be provided by TAK in accordance with the provisions of Section 6.7 of the Agreement, and shall remain the property of TAK.

2.1.1.8 TAK shall provide a hardware independent software layer, according to the milestones defined in Section 2.2, based on the following components:

-       an Operating System and its associated drivers (UART, Timers,...)

-       an OSD driver and a graphics API

-       a modem driver and a TCP/IP/PPP socket API

-       a VBI data slicer driver

-       an I2C driver and interface to the TV chassis

-       a non volatile memory driver and file system

2.1.1.9 TAK shall develop the resident applications on the TAK Module, as well as the resident icons and fonts, following WINK's guidelines. These applications include:

-       TAK Module installation in the TV chassis

-       Current & Next Electronic Program Guide

-       TAK "On-Line" menu

-       System popups

2.1.1.10 TAK shall specify and implement a system code down load mechanism in order to update the Flash memory of the TAK Module.

2.1.1.11 TAK shall be responsible for the test and integration of the hardware and software provided by TAK

2.1.1.12 TAK will support WINK in the integration and validation of the porting of WINK software on the TAK Module, at WINK premises.

2.1.1.13 If requested by WINK, TAK shall recommend, as appropriate, additional environments, and software tools for software development and for the set up of a debug environment.

2.1.2   WINK'S RESPONSIBILITIES


                                  Exhibit A-3

2.1.2.1 WINK shall port version 1.5 of the WINK Engine onto the TAK Module on top of the TAK hardware independent software layer, according to the milestones defined in Section 2.2.

2.1.2.2 WINK shall extend the functionality of version 1.5 of the WINK Engine according to the following TAK business requirements. These requirements are presented in the document entitled "WINK Extensions Requirements Specification."

- Adapted to comply to the European Teletext standard transport (Page Format or IDL Format A, as described in ETS300708). This software implements communication stacks compatible with the European Teletext Transport, error correcting code offering security for the broadcast of interactive applications, data compression algorithm and application authentication control.

- Allow applications to write data to and read data from non-volatile memory.

- Allow the installation and upgrade from both the VBI and the PSTN of resident applications, resident text resources, resident icons, and resident fonts, independent of each other and the WINK Engine.

-       Allow the installation and upgrade of user profile data over the PSTN.

-       Prevent the execution of applications which have not been authenticated.

- Provide the ability to query an on-line server for real-time data, real-time application and updates.

- Support applications that are configured with a profile criteria such that the applications are not available to the viewer if the profile criteria is not met.

- Support applications that can appear differently for different viewers, based on the user profile data.

- Provide the ability to pass data to external devices (e.g. through TV Control Task or modem).

- Allow responses for an application to be sent over the PSTN at a random time within a window of time specified by the application.

-       Support the use of translucent colors.

-       Provide access to the TAK device's unique ID number.

2.1.2.3 WINK shall provide simple but relevant descriptions of the behavioral aspects of how the WINK Engine uses each interface to the TAK Module hardware and software no later than 6 weeks before TAK is scheduled to deliver the respective interface. These descriptions are provided so that TAK can develop test software to ensure that TAK's software meets WINK's acceptance criteria.

2.1.2.4 WINK shall be responsible for the test, integration and validation of version 1.5 of the WINK Engine and the extensions implemented to meet TAK's requirements on the TAK Module and software. WINK may be supported by a person appointed by TAK at WINK's premise, during the integration and validation of this software.

2.1.2.5 WINK shall provide a protocol stack that provides an API that allows TAK's software to receive WST data that has been encoded with Norpak's FEC algorithm for use for code download. TAK's use of this software is subject to agreement and/or licensing by Norpak.


                                  Exhibit A-4

2.1.2.6 WINK shall support TAK in the development of resident fonts, icons, system popups and resident applications.

2.1.2.7 WINK shall appoint a person to support TAK, at TAK's premises, in developing specifications for the TAK module software architecture and the APIs between TAK's and WINK's respective software.

2.1.2.8 If requested by TAK, WINK shall recommend, as appropriate, additional environments, and software tools for the set up of a debug environment.

2.2     MILESTONES


MT0: Contract Signed, Timeline frozen, Overall project requirements defined.

MT1:         MT0 + 2 Weeks
             MTl.D1         Common              Agreement on process for reviewing, updating and
                                                tracking versions of project related specifications
             MT1.D2         Common              Agreement on the initial list of specifications
             MT1.D3         WINK to TAK         Specification of Escalation Process
             MTl.D4         TAK to WINK         Specification of Escalation Process
MT2:         MT1 + 4 Weeks
             MT2.D1         Common              Agreement on the definition & implementation of
                                                Change Control Process
             MT2.D2         Common              Specifications and API finalized
             MT2.D3         TAK to WINK         ARM Development Tools
MT3:         MT2 + 6 Weeks
             MT3.D1         Common              Agreement on a common procedure to track bugs
             MT3.D2         Common              Agreement on electronic format for End User
                                                documentation deliverables
             MT3.D3         TAK to WINK         Working Development modules (TAKHW1) and
                                                associated development environments (see "TAK
                                                project HW & SW needs")
             MT3.D4         TAK to WINK         TAK's software (TAKSW1) running on the
                                                TAKHW1 module which includes: pSOS ported to
                                                TAKHW1 module, a Serial driver, a driver for the
                                                OSD, and a Graphics API
MT4:         MT3 + 6 Weeks


                                  Exhibit A-5

             MT4.D1         WINK to TAK         WINK Delivers to TAK a version of the WINK
                                                Engine (PROT01) which supports the 1.5 feature set,
                                                runs ICAP applications which are either resident or
                                                received via the serial port, accepts user input via the
                                                serial port, and supports an API for delivering data
                                                for code downloads to the TAK software.  This
                                                prototype will not support VBI data nor a return path
             MT4.D2         TAK to WINK         TAK will deliver a updated version of the module
                                                software (TAKSW2) which adds an I2C driver, a VBI
                                                driver, a functional TV Control task, a Flash driver and
                                                a file system
MT5:         MT4 + 6 Weeks
             MT5.D1         WINK to TAK         A version of the WINK Engine (PROT02) which
                                                supports real VBI data and user input from the TV
                                                control task. Will support a mechanism for
                                                delivering data packets for code download to TAK
                                                module software after they have been received
                                                processed via WINK's WST/FEC code.  This
                                                prototype will not support a return path
             MT5.D2         TAK to WINK         QA Test Environments (see Section 2.1.1.7)
             MT5.D3         TAK to WINK         An updated version module software (TAKSW3)
                                                which adds support for the modem, and a
                                                TCP/IP/PPP stack
MT6:         MT5 + 4 Weeks
             QA Begins
             MT6.D1         WINK to TAK         WINK delivers a 3rd version of the WINK Engine (PROT03)
                                                which supports a return path via TCP/IP over the modem,
                                                and includes the TAK extensions
MT7:         MT6 + 4 Weeks
             MT7.D1         WINK to TAK         WINK Software on TAKHW1 modules ready for TV
                                                manufacture testing (PROT04). (Required for ST4)
             MT7.D2         TAK to WINK         Final TAK Hardware (TAKHW2) and related software changes
                                                (TAKSW4) for testing, TAKSW4 will have identical
                                                functionality and interfaces as TAKSW3
MT8:         MT7 + 2 weeks
             MT8.D1         WINK to TAK         WINK Software validated on TAKHW2 modules
                                                (FINAL)

3.      AUTHORING TOOLS


                                  Exhibit A-6

3.1     DEVELOPMENT

3.1.1   COMMON RESPONSIBILITIES

3.1.1.1 Refer to common responsibilities regarding extensions to WINK's products (See Section 11.1.1.2)

3.1.2   WINK'S RESPONSIBILITIES

3.1.2.1        WINK Studio shall be based on version 2.0

3.1.2.2 WINK shall extend the functionality of the WINK Studio 2.0 according to the following TAK business requirements. These requirements are presented in the document entitled "WINK Extensions Requirements Specification."

-       Include a GUI that has been Localized for France (refer to Section 12).

-       Include a simulator for one TAK device that includes one remote control.

-       Allow an author to specify a window of time to deliver responses.

-       Allow colors to be semi-transparent.

- The ability to configure an application with a profile criteria such that the application is not available to the viewer if the profile criteria is not met.

- The ability to configure an application such that the application displays differently based on profile criteria.

- Allow applications to be downloaded to the TAK device through a serial connection.

-       Support new script commands which allow applications:

        -       To write and read data from non-volatile memory

        - To pass data to external devices (e.g. through TV Control Task or modem)

        -       To access the unique ID of each TAK device.

3.1.2.3 WINK Server Module Studio shall be based on version 1.1 and localized for France (refer to Section 12).

3.2     MILESTONES

Refer to Section 2.2 for milestones related to the Module Development Timeline (e.g. MT6) Refer to common responsibilities for specification request (See
Section 11.1.1.2)


ST0: Contract Signed, Timeline frozen, Overall project requirements defined.


ST1:         ST0 + 6 Weeks
             STl.D1         WINK to TAK         Initial Proposal for Extensions to WINK Studio
ST2:         ST1 + 2 Weeks
             ST2.D1         TAK to WINK         Final Approval for Extensions to WINK Studio
ST3:         ST2 + 20 Weeks


                                  Exhibit A-7

             ST3.D1         WINK to TAK         First release (beta) of WINK Studio that includes the
                                                extensions (Required for Milestone MT6)
ST4:         ST3 + 6 Weeks  (Requires that
                            MT7 has been
                            completed)
             ST4.D1         WINK to TAK         Final release WINK Studio that includes the
                                                extensions (Required for Milestone MT8)


4.      BROADCAST PRODUCTS

4.1     DEVELOPMENT

4.1.1   COMMON RESPONSIBILITIES

4.1.1.1 Refer to common responsibilities for extensions to WINK products (See
Section 11.1.1.2).

4.1.2   WINK'S RESPONSIBILITIES

4.1.2.1 WINK will provide an Ad Insertion Server Module, based on version 1.0 that includes an interface to Louth Ad insertion system and supports the Automation Server Module API (ASMAPI) to allow the integration with additional ad insertion systems.

4.1.2.2 WINK will provide a WINK Broadcast Server (WBS) which is based on version 2.0, that includes remote administration with multiple system administration GUIs on a wide area network (WAN), supports broadcast applications and data via the European Teletext standard by interfacing to an appropriate NORPAK Data Insertion Unit that supports an Error correcting code and includes an external interface for triggering events (SMAPI 2.0).

4.1.2.3 WINK shall extend the functionality of the WINK Broadcast Server according to the following TAK business requirements. These requirements are presented in the document entitled "WINK Extensions Requirements Specification."

- Include a User Interface and Log Messages that have been localized to France (refer to Section 12). TAK shall evaluate if and when error messages need to be translated.

- Provide a method, per application or resource update, to control the maximum latency between the time when an application or resource update is available, either because the viewer changed the channel or that new data is ready for broadcast, and the time when viewer is able to see the result of the broadcast.

- Provide the ability to prevent the broadcast of applications which have not been authenticated.

- Provide the ability to transmit data that can be used to upgrade software in the TAK module.

4.1.2.4 WINK shall provide a mechanism to TAK in order to mark applications as authenticated.


                                  Exhibit A-8

4.1.2.5 WINK shall extend the functionality of the WINK Broadcast Server to support the transmission of data and applications via European Teletext standard by interfacing to a second DIU, which is manufactured by a company other than Norpak. TAK, with WINK's support, shall evaluate which DIU should be supported, and determine when this support is required. At such a time when the DIU has been selected, TAK and WINK will commonly agree on an implementation schedule for this extension.

4.2     MILESTONES

Refer to Section 2.2 for milestone in the Module Development Timeline (e.g.
MT6).


BT0: Contract Signed, Timeline frozen, Overall project requirements defined.

BT1:         BT0 + 6 weeks
             BTl.D1         WINK to TAK         Initial Proposal for the Extensions to WINK
                                                Broadcast Server
BT2:         BT1 + 2 weeks
             BT2.D1         WINK to TAK         Final Approval for Extensions to WINK Broadcast
                                                Server
BT3:         BT2 + 16 weeks
             BT3.D1         WINK to TAK         Preliminary Release of WBS which includes support
                                                for an interface to a Norpak DIU which support the
                                                transmission of WST. (Required for MT5)
BT4:         BT3 + 4 weeks
             BT4.D1         WINK to TAK         First release (beta) of WBS that includes the
                                                extensions (Required for Milestone MT6)
BT5:         BT4 + 4 weeks
             BT5.D1         WINK to TAK         Final release of WBS that includes the extensions
                                                (Required for Milestone MT7)

5.      ON-LINE SERVER

Refer to Section 2.2 for milestone in the Module Development Timeline (e.g.
MT6).

5.1.1   TAK'S RESPONSIBILITIES

5.1.1.1 TAK shall build its own on-line server. This on-line server will be used to provide real-time data and application updates to the WINK Engine, based on a protocol to be jointly agreed upon by WINK and TAK. TAK owns exclusively all intellectual property rights, title and interest in and to its on-line server.

5.1.1.2 TAK shall be responsible for the development of the TAK on-line server.


                                  Exhibit A-9

5.1.1.3 TAK shall drive the specification of the protocol between TAK on-line server and the WINK Engine.

5.1.1.4 TAK shall propose a plan that allows WINK to test the WINK Engine return path, no later than the MT4 milestone. After WINK's approval of the plan, TAK will provide WINK with a method to test the WINK Engine return path on or before the MT5 milestone.

5.1.1.5 TAK shall propose a plan that provides a means for WINK to perform QA testing, at WINK's premises, of the online services and responses, no later than the six weeks before the OT5 milestone. After WINK's approval of the plan, TAK will provide WINK this means on or before the OT5 milestone.

5.1.2   WINK'S RESPONSIBILITIES

5.1.2.1 WINK shall support TAK in specifying the protocol of the TAK on-line server. This protocol shall be supported by the WINK Engine.

5.1.2.2 WINK shall review the plans for testing the WINK Engine's Return Path and for a means to provide QA testing, at WINK's premises, of the on-line services and responses. WINK has the responsibility to reach a common agreement with TAK on these items, no later than 4 weeks prior their respective delivery dates.

5.2     MILESTONES


OT0: Contract Signed, Timeline frozen, Overall project requirements defined


OT1:         OT0 + 8 weeks
             OTl.D1         TAK to WINK         Final Specification for Interface between TAK On-
                                                Line Server and WINK Engine
OT2:         OT1 + 10 weeks
             OT2.D1         TAK to WINK         TAK provides a means to test the On-Line
                                                Server I/F over a TCP/IP connection
                                                other than the modem (Required for MT4)
OT3:         OT2 + 6 weeks
             OT3.D1         TAK to WINK         TAK provides a means to test the On-Line Server I/F
                                                over a TCP/IP/PPP over the modem (Required for
                                                MT5)
OT4:         OT3 + 4 weeks
             OT4.D1         TAK to WINK         TAK provides a means to test the On-Line Server I/F
                                                for QA testing. (Required for MT6)
OT5:         Q1, 1999


                                  Exhibit A-10

             OT5.D1         TAK to WINK         TAK provides a means to perform QA testing at
                                                WINK's premises for on-line services and responses

6.      ACCEPTANCE PROCEDURES

6.1     INTRODUCTION

6.1.1.1 The following acceptance procedures shall be applied as the core for all acceptance tests, including partial acceptances and acceptances of final releases.

6.1.1.2 "Partial acceptance" concerns intermediate deliverables and includes, as necessary, TAK's deliverables to WINK (TAKHW1, TAKSW1, TAKSW2, TAKSW3, TAKHW2 and TAKSW4), intermediate WINK's deliverables to TAK (PROTO1, PROT02, PROT03 and PROT04) and first release of WINK's deliverables (ST3.D1 and BT4.D1).

6.1.1.3 "Acceptance of final release" covers every final release of WINK's deliverables, i.e. the 'FINAL' WINK Engine ported on the TAK module (MT8.D1), the WINK Studio that incorporates all TAK's extensions (ST4.D1), the Ad Insertion module and the WINK Broadcast Server that incorporates all TAK's extensions (BT5.D1). For "Acceptance of final release," the core acceptance procedure described below (see section 6.2: Partial Acceptance) will be wrapped in a more formal framework as described in Section 6.3.

6.1.1.4 Following the acceptance of the final releases of WINK's deliverables (see Section 6.1.1.3), a system integration test shall be carried out as specified in Section 7 and will conclude with "system final acceptance".

6.1.1.5 As part of the general project management process, WINK and TAK may agree to modify the Acceptance Procedure Process, as necessary.

6.2     PARTIAL ACCEPTANCE

6.2.1   TAK'S DELIVERABLES

6.2.1.1 TAK shall perform development, integration and test of the software and hardware (TAKSWxx and TAKHWxx) under its responsibility at its development facilities.

6.2.1.2 TAK shall provide WINK with an acceptance plan which includes an acceptance criteria for its software and hardware deliverables and defines the necessary test environments and test procedures.

6.2.1.3 WINK shall review the TAK acceptance criteria, test procedures and test environments submitted by TAK for TAK deliverables and has the responsibility to reach a common agreement


                                  Exhibit A-11
with TAK on these items, no later than 4 weeks prior to the beginning of the related acceptance procedure.

6.2.1.4 After common written approval of the acceptance plan, acceptance tests of TAK deliverables shall be executed by TAK at TAK premises under the direction of WINK. If commonly agreed to in writing by both parties, the site of testing can be moved, in order to make the development process more convenient.

6.2.1.5 The results of the acceptance tests will be jointly reviewed by TAK and WINK, and a commonly agreed written plan shall be set up to specify any corrective actions that need to be undertaken and to track their implementation.

6.2.2   WINK'S DELIVERABLES

6.2.2.1 WINK shall perform development, integration and test of the software under its responsibility at its development facilities.

6.2.2.2 WINK shall provide TAK with an acceptance plan which includes an acceptance criteria for its software deliverables and defines the necessary test environment and test procedures.

6.2.2.3 TAK shall review the acceptance criteria, test procedures and test environments submitted by WINK for WINK deliverables, and has the responsibility to reach a common agreement with WINK on these items, no later than 4 weeks prior to the beginning of the related acceptance procedure.

6.2.2.4 After common written approval of the acceptance plan, acceptance tests of WINK deliverables shall be executed by WINK at WINK premises under the direction of TAK. If commonly agreed to in writing by both parties, the site of testing can be moved, in order to make the development process more convenient.

6.2.2.5 The results of the testing will be jointly reviewed by TAK and WINK, and a commonly agreed written plan shall be set up to specify any corrective actions that need to be undertaken and to track their implementation.

6.3     ACCEPTANCE OF FINAL RELEASES

6.3.1.1 WINK shall provide and execute acceptance procedures of the final release of each of the WINK software deliverable, as described in Section 6.2.2.

6.3.1.2 Within one week following the successful execution of the acceptance of final release test procedures, WINK shall deliver to TAK the final release of the related deliverable and a corresponding certificate of completion letter.


                                  Exhibit A-12

6.3.1.3 Within two (2) weeks following the receipt of the certificate of completion of each final release test procedure, TAK shall deliver either 1) a certificate of acceptance to WINK or 2) a list of issues resulting from any verification testing by TAK. Should there be any issues, TAK and WINK shall commonly define a corrective action plan to resolve each issue. TAK will track the progress of each corrective action plan. As necessary, WINK shall update its deliverables and/or documentation as agreed upon in the corrective action plan.

7.      SYSTEM INTEGRATION AND SYSTEM FINAL ACCEPTANCE

7.1     INTRODUCTION

7.1.1.1 "System Integration" is the process of integrating and testing the final versions of the Module, Studio, Broadcast Server and On-Line Server as a complete system, and should involve, as necessary to simulate the environment in which the system will be deployed, hundred(s) of TAK's modules. System Integration will conclude with the completion of the System final acceptance procedure.

7.1.1.2 TAK anticipates that System Integration may be completed in Q1, 1999.

7.1.1.3 The final acceptance procedure applies to System Integration and is described in Section 6.10 of the Agreement.

7.1.2   TAK'S RESPONSIBILITIES

7.1.2.1 TAK shall be responsible, with WINK's support, for the overall system integration. The overall system integration will take place at TAK premises.

7.1.2.2 TAK shall define a system integration procedure with WINK's support, no later than 6 weeks prior to the beginning of system integration.

7.1.3   WINK'S RESPONSIBILITIES

7.1.3.1 WINK shall support TAK for the overall system test and integration, and for final resolution concerning WINK deliverables, as commonly agreed upon.

7.1.3.2 Upon TAK's request, WINK shall have one person available at TAK's premises to support TAK in preparation for, and execution of the system integration.

8.      THIRD PARTY VENDORS

8.1     TAK'S RESPONSIBILITIES


                                  Exhibit A-13

8.1.1.1 TAK shall be responsible for all issues regarding any third party suppliers (e.g. ISI) related to the development of TAK deliverables.

8.2     WINK'S RESPONSIBILITIES

8.2.1.1 WINK shall be responsible for all issues regarding any third party suppliers related to the development of WINK deliverables.

8.2.1.2 WINK shall be responsible for the relationship with Norpak to develop any enhancements required for TAK's deployment of Norpak products.

9.      ENGINEERING CHANGE CONTROL

9.1     COMMON RESPONSIBILITIES

9.1.1.1 A "Change Control" common procedure is needed to minimize risk of endangering project deadlines during the development phase. This procedure will rely on a "Change Control Board" gathering relevant representatives of TAK and WINK (Technical, Project or Management). Its principle will be as follows:

9.1.1.2 Specifications will be developed, assigned a version number and approved as indicated in Section 11.1.1.2. Documents approved in this process will become the "Change Control Reference."

9.1.1.3 If changes to a specification are required after its has been approved, a "Change Request" will be required. A Change Request is defined as a written description of changes that the requester proposes to make to the Change Control Reference.

9.1.1.4 The Change Request shall be documented by requester.

9.1.1.5 The Change Request shall be communicated to the Change Control Board. The Change Control Board shall agree on a plan of action to evaluate the request and track the evaluation process.

9.1.1.6 At the end of the evaluation process, the Change Control Board decides either to accept, accept partially, delay or cancel the Change Request. If the Change Request is accepted or partially accepted, the Change Control Reference will be updated accordingly.

9.1.1.7 If a Change Request is accepted or partially accepted, an implementation plan is drafted and approved by the Project Representatives. The progress of this implementation will be tracked as part of the general project management process.

9.1.1.8 TAK and WINK shall agree on any additional details regarding to the implementation of this common procedure no later than the MT2 milestone.


                                  Exhibit A-14

9.1.1.9 As part of the general project management process, WINK and TAK may agree to modify the Change Control Process, as necessary.

9.2     TAK'S RESPONSIBILITIES

9.2.1.1 TAK shall appoint a person, who is authorized to handle Change Requests for TAK, to represent TAK as a member of the Change Control Board.

9.2.1.2 TAK shall present to the Change Control Board at least once per month reports of the status of the current Change Requests concerning the TAK deliverables.

9.3     WINK'S RESPONSIBILITIES

9.3.1.1 WINK shall appoint a person, who is authorized to handle Change Requests for WINK, to represent WINK as a member of the Change Control Board.

9.3.1.2 WINK shall present to the Change Control Board at least once per month reports of the status of the current Change Requests concerning the WINK deliverables.

10.     PROJECT MANAGEMENT

10.1    COMMON RESPONSIBILITIES

10.1.1.1 TAK and WINK shall work together to develop an effective project management infrastructure, shall designate points of contact for project management and technical issues, and shall hold meetings on a basis as needed to ensure successful completion of the project.

10.1.1.2 The project team shall consist of all persons assigned as points of contact for either project management or technical issues. The project team is responsible for ensuring that all of the items related to the project are executed.

10.1.1.3 TAK and WINK shall agree on weekly project status reporting, to review the schedule, to address issues and to recognize major achievements.

10.1.1.4 TAK and WINK shall agree on regular (typically weekly) phone conference meetings to address technical and project management issues.

10.1.1.5 TAK and WINK shall agree on monthly project status reporting. These reports shall summarize and consolidate the corresponding weekly reports and include actions, change, bug, etc.
tracking.

10.1.1.6 TAK and WINK shall agree to meet face-to-face, as necessary, to complete technical and project management activities that are not efficiently handled by other means of communication.


                                  Exhibit A-15

It is anticipated that this will occur approximately once per month, but will be scheduled based on the project's needs.

10.1.1.7 TAK and WINK shall agree on a common procedure to track bugs. This procedure shall rely on a "Bug Review Committee," in charge of maintaining the list of open bugs (including description and priority), of reviewing the priority of bug correction, of setting up action plans, of tracking corrective actions, of updating the bug list, and shall be established before the MT3 milestone.

10.2    TAK'S RESPONSIBILITIES

10.2.1.1 TAK shall be responsible for the consolidation of project status reports (TAK and WINK, monthly and weekly).

10.2.1.2 TAK shall prepare weekly and monthly status reports concerning its deliverables.

10.2.1.3 TAK shall define an escalation process to handle issues which cannot be resolved by the project team. This process will be created and communicated to WINK before the MT2 milestone.

10.2.1.4 TAK shall appoint a representative to the Bug Review Committee.

10.3    WINK'S RESPONSIBILITIES

10.3.1.1 WINK shall prepare weekly and monthly status reports concerning its deliverables.

10.3.1.2 WINK shall define an escalation process to handle issues which cannot be resolved by the project team. This process will be created and communicated to TAK before the MT2 milestone.

10.3.1.3       WINK shall appoint a representative to the Bug Review Committee.

11.     DOCUMENTATION

11.1.1.1 As required by TAK for the completion of this development, WINK shall provide documentation about its standard products including:

        -       Product Descriptions

        -       Functional Specifications

        -       End User Documentation

        -       Protocol Specifications

11.1.1.2 Extensions to WINK products required by TAK will be processed as follow:


                                  Exhibit A-16

        - TAK shall specify requirements for extensions of the WINK products according to TAK business requirements.

        -       WINK shall propose extensions to TAK to meet TAK requirements.

        -       TAK shall review, comment and/or approve WINK extensions.

        - As necessary, WINK shall incorporate TAK's comments, and re-submit the extensions for review, comment and approval. If the extensions are approved, WINK shall implement the approved extensions.

11.1.1.3 During the Agreement, TAK and WINK will jointly develop, review and approve specifications required by one or both parties to complete their respective developments. These specification include:

        -       Requirement Specifications

        -       Architecture Specifications

        -       Functional Specifications

        - API Specifications for interfaces between TAK's and WINK's respective software

        -       Test Plan Specification (including Test Cases)

        -       Acceptance Criteria Specifications

11.1.1.4 As part of the general project management process, TAK and WINK will jointly identify which specifications, along with their required content, need to be created and maintained.

11.1.1.5 TAK and WINK shall agree on a process for creating, maintaining, reviewing and approving documents by MTI.

11.1.1.6 WINK and TAK will agree, by Milestone MT1, on an initial list of specifications and corresponding dates by which each specification will be completed. As part of the general project management process, this list will be updated as required.

12.     LOCALIZATION

12.1    TAK'S RESPONSIBILITIES

12.1.1.1 TAK will support WINK by translating user interface text into French, and by verifying that the interfaces of the localized products are correct.

12.1.1.2 TAK shall define the list of end user documentation to be translated into French. TAK shall determine, with WINK's support, how to translate any end user documentation, if any.

12.2    WINK'S RESPONSIBILITIES

12.2.1.1 WINK will localize its products' user interfaces for France by incorporating translated text and adjusting the user interfaces to accommodate the translation under the direction of TAK.


                                  Exhibit A-17

12.2.1.2 WINK shall provide an electronic version of all end user documentation, in English. WINK will define, with TAK's support, the format of this documentation no later than Milestone MT3.


                                  Exhibit A-18

                                    EXHIBIT B

                     NON RECURRING ENGINEERING FEE SCHEDULE


The integration fee payment shall be made in five installments:


- A first installment of 20% of the total estimated maximum NRE fees shall be due and payable upon the delivery by WINK to TAK of WINK's system documentation for current products as they exist today.


- An installment of 20% of the total estimated maximum NRE fees due and payable upon Wink delivering to TAK a master diskette or other digital media ("the Master Media") containing the Wink Engine and associated documentation for use by TAK and which has successfully completed the acceptance criteria at the end of MT8 milestone (Exhibit A).

- An installment of 20% of the total estimated maximum NRE fees due and payable upon Wink delivering to TAK a master diskette or other digital media ("the Master Media") containing the Wink Studio and associated documentation for use by TAK and which has successfully completed the acceptance criteria at the end of ST4 milestone (Exhibit A).

- An installment of 20% of the total estimated maximum NRE fees due and payable upon Wink delivering to TAK a master diskette or other digital media ("the Master Media") containing the Wink Broadcast Server and associated documentation for use by TAK and which has successfully completed the acceptance criteria at the end of BT5 milestone (Exhibit A).

- A final installment of 20% of the total estimated maximum NRE fees due and payable by TAK to Wink upon acceptance by TAK of the System Integration as defined in Exhibit A.


                                  Exhibit B-1

                                  PROJECT COSTS



WINK ENGINE SOFTWARE DEVELOPMENT
DELIVERABLE:  Refer to Paragraph E-1 of Letter of Intent


ENGINE WORK ITEMS                                          TEAM          # WEEKS        TOTAL
-----------------                                          ----          -------        -----
Tools Preparation, Troubleshooting                     Development               2
Learn New Operating System                             Development               2
Detailed Plan Preparation                              Development               2
Engine Port Coding                                     Development              24
Engine/WBS Driver Coding                               Development               3
Engine/Test Online Server Driver Coding                Development               3
Test Plan                                                Testing                 1
Test Cases                                               Testing                 2
Unit Testing                                             Testing                 4
Integration Testing                                      Testing                 5
    --  WINK Engine
    --  WINK Broadcast Server (WBS)
    --  WINK Test Online Server
                         TOTAL:                                                         [ * ]
                                                                                               (arrow) [ * ]



WINK SERVER SOFTWARE DEVELOPMENT
DELIVERABLE:  Refer to Paragraph E-5 of the Letter of Intent


SERVER WORK ITEMS                                          TEAM          # WEEKS        TOTAL
-----------------                                          ----          -------        -----
Modify WBS/Create new DIU interface                    Development               6
Test Plan                                                Testing                 1
Test Cases                                               Testing                 2
WBS Unit                                                 Testing                 4
Data Inserter Unit                                       Testing                 2
System Integration (see Engine Testing)                  Testing                 0
                         TOTAL:                                                         [ * ]
                                                                                              (arrow) [ * ]


                                  Exhibit B-2

Project Costs
(continued)


WINK STUDIO SOFTWARE DEVELOPMENT
DELIVERABLE:  Refer to Paragraph E-2 of the Letter of Intent


STUDIO WORK ITEMS                                          TEAM          # WEEKS        TOTAL
-----------------                                          ----          -------        -----
New Simulator                                          Development               2
New Hints/Scripts                                      Development               2
256k Color Capability                                  Development               3
Test Plan                                                Testing                 1
Test Cases                                               Testing                 1
Studio                                                   Testing                 2
System Integration (See Engine Testing)                  Testing                 0
                         TOTAL:                                                         [ * ]
                                                                                                 (arrow) [ * ]

                  GRAND TOTAL
                  PROJECT COST:                                                                          [ * ]



ITEMS NOT COVERED

Travel    -- Travel expenses to France to be paid by TAK. Advance written approval required.

Equipment -- Hardware to be provided by TAK for WINK and TAK development labs

Tools     -- pSOS and development tools licenses to be paid for by TAK


                                  Exhibit B-3

                                    EXHIBIT C

                          DOCUMENTATION AND ACCEPTANCE


                             (Included in Exhibit A)


                                  Exhibit C